Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED REPORTS SECOND QUARTER EARNINGS FROM CONTINUING OPERATIONS OF $0.23 PER DILUTED SHARE

CHICAGO, IL (July 29, 2010) – NovaMed, Inc. (Nasdaq: NOVA), a leading operator of ambulatory surgery centers in partnership with physicians, today announced results for the second quarter ended June 30, 2010.  Total net revenue was $38,164,000 compared to $38,879,000 in the prior year second quarter.  Same-facility net revenue declined 1% for the quarter.   Net income from continuing operations attributable to NovaMed in the second quarter of 2010 was $1,805,000, or $0.23 per diluted share, compared to $2,290,000, or $0.30 per diluted share, in the prior year second quarter.  Net cash provided by operating activities in the second quarter of 2010 was $9,339,000 and distributions to noncontrolling interests, which are included in net cash used in financing activities, were $3,743,000.  Net cash provided by operating activities less distributions to noncontrolling interests was $5,596,000, or $0.71 per diluted share.

Interest expense in the second quarter of 2010 included non-cash, imputed interest of $1,137,000, or $0.09 per diluted share, compared to $1,041,000, or $0.08 per diluted share, in the second quarter of 2009.  This interest expense is recorded in accordance with NovaMed’s adoption of Accounting Standards Codification (“ASC”) 470-20. The results for the second quarter of 2010 included a negative impact of $0.03 per diluted share from the increase in this non-cash imputed interest expense plus the higher interest expense relating to the amendment to NovaMed’s credit agreement in August 2009.

“Although we saw a significant improvement in our same-facility revenue growth in the second quarter, we continue to be negatively impacted by the general economic conditions,” commented Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc.  “We believe that high unemployment as well as a lack of consumer confidence is responsible for the softness in surgical procedure volumes in our industry as some patients postpone procedures recommended by their physicians.  Despite these issues, we continue to generate strong cash flow with net cash from operating activities less distributions to noncontrolling interests of $5.6 million or 3.1 times net income from continuing operations attributable to NovaMed.  With capital expenditures of $453,000 in the quarter, our free cash flow of $5.1 million continued to allow us to deleverage our balance sheet in the second quarter.”

Highlights of second quarter continuing operations include:
•	Total net revenue of $38,164,000
•	Earnings per diluted share from continuing operations of $0.23
•	Net cash from operating activities less distributions to noncontrolling interests of $5,596,000, or $0.71 per diluted share

For the six months ended June 30, 2010, total net revenue was $74,609,000 compared to $76,584,000 for the first six months last year.  Same-facility net revenue declined 3% for the six month period.  Net income from continuing operations attributable to NovaMed in the first six months of 2010 was $3,319,000, or $0.42 per diluted share, compared to $4,188,000, or $0.54 per diluted share, for the same period last year.  Net cash provided by operating activities in the first six months of 2010 was $19,062,000 and distributions to noncontrolling interests, which are included in net cash used in financing activities, were $8,071,000.  Net cash provided by operating activities less distributions to noncontrolling interests was $10,991,000, or $1.40 per diluted share.  The results for the first six months of 2010 included a negative impact of $0.06 per diluted share from the increase in the non-cash imputed interest expense on our convertible debt plus the higher interest expense relating to the amendment to our credit agreement in August 2009.

“We continue to use our free cash flow to deleverage our balance sheet.  In the first six months of 2010 we paid down more than $10 million in senior debt and over the last six quarters we have reduced our senior debt outstanding by over $30 million, or almost $4.00 per share,” added Mr. Hall.  “Because of the impact of the current economic conditions on our industry, we are taking a cautious and conservative approach to acquisitions.  Until we identify the right opportunity, we believe the best use of our cash is to pay down debt.”

Mr. Hall concluded, “Demographic trends clearly support long term growth for procedures performed in ASCs.  While we are not happy with the current softness we are experiencing, it is important to remember ASCs serve a critical need in the health care system.  We represent the lowest cost setting with the highest quality outcomes and are preferred by patients, payors and physicians.  ASCs and NovaMed are part of the solution.”

Impact of Adoption of ASC 470-20
Effective January 1, 2009, NovaMed adopted ASC 470-20, Debt with Conversion and Other Options.  ASC 470-20 impacts the accounting treatment of our 1.0% convertible senior subordinated notes due June 15, 2012.  As noted above, the adoption of ASC 470-20 added non-cash, imputed interest expense of $1,137,000 and $1,041,000 to the second quarters of 2010 and 2009, respectively, and $2,237,000 and $2,048,000 to the first six months of 2010 and 2009, respectively.   We estimate that the adoption of ASC 470-20 will add approximately $4.6 million of imputed interest expense to our 2010 results of operations.  However, the adoption of ASC 470-20 will not have an impact on our cash flows.

Discontinued Operations
As we disclosed in our Form 8-K, on June 18, 2010 a wholly owned subsidiary of NovaMed sold substantially all of the assets of our MDnetSolutions business.  Effective with the second quarter of 2010 and for all prior periods presented, the results of this business are reported as discontinued operations.  In the second quarter of 2010, we recorded an after tax loss on the disposal of this business of approximately $1.6 million.

About NovaMed
NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.  Learn more at www.novamed.com.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Eastern Time on Thursday, July 29, 2010.  All interested parties can join the call by dialing (800) 706-7741 or (617) 614-3471 for international callers.  Please dial in 10 minutes prior to the call to secure a line and use the passcode: NOVAMED Q2 EARNINGS.  Investors can also listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com.  For those who cannot listen to the live broadcast, a replay will be available at these sites through August 29, 2010.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported.  This press release contains forward-looking statements that relate to possible future events.  These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release.  These risks and uncertainties include: the current difficult economy and tightened credit markets; our current and future debt levels; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and uncertainty around national healthcare reform and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary.  Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2009 Form 10-K filed on March 16, 2010.  Readers should not place undue reliance on any forward-looking statements.  Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

Investor Relations:
Susan A. Noonan
S. A. Noonan Communications
(212) 966-3650
susan@sanoonan.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net revenue:
Surgical facilities	$32,581	$33,025	$63,134	$64,915
Product sales and other	5,583	5,854	11,475	11,669
Total net revenue	38,164	38,879	74,609	76,584

Operating expenses:
Salaries, wages and benefits	11,108	11,289	22,443	22,772
Cost of sales and medical supplies	9,156	8,873	17,630	17,409
Selling, general and administrative	6,959	6,904	13,854	13,601
Depreciation and amortization	1,282	1,441	2,614	2,820
Total operating expenses	28,505	28,507	56,541	56,602

Operating income	9,659	10,372	18,068	19,982

Interest (income) expense, net	2,253	2,082	4,532	4,266
Other (income) expense, net	44	(11)	64	1

Income before income taxes	7,362	8,301	13,472	15,715
Income tax provision	1,178	1,464	2,166	2,678

Net income from continuing operations	6,184	6,837	11,306	13,037
Net loss from discontinued operations	(158)	(168)	(335)	(337)
Loss on disposal of discontinued operations	(1,574)	-	(1,574)	-

Net income	$4,452	$6,669	$9,397	$12,700

Net income attributable to noncontrolling interests	4,379	4,547	7,987	8,849

Net income attributable to NovaMed, Inc.	$73	$2,122	$1,410	$3,851

Amounts attributable to NovaMed, Inc.:
Net income from continuing operations	$1,805	$2,290	$3,319	$4,188
Net loss from discontinued operations	(1,732)	(168)	(1,909)	(337)

Net income attributable to NovaMed, Inc.	$73	$2,122	$1,410	$3,851

Diluted earnings per common share attributable to NovaMed, Inc (1).:
Earnings from continuing operations	$0.23	$0.30	$0.42	$0.54
Loss from discontinued operations	(0.22)	(0.02)	(0.24)	(0.04)
Net earnings	$0.01	$0.28	$0.18	$0.50

Shares used in computing diluted earnings per share (1)	7,856	7,753	7,845	7,714

(1)      Adjusted for 1-for-3 reverse stock split effective June 1, 2010.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Selected Operating Data:

ASCs operated at end of period	37	37	37	37
Procedures performed during the period	38,643	40,611	75,462	79,555

Reconciliation of net income from continuing operations attributable to NovaMed, Inc. to EBITDA (1)(2):
Net income from continuing operations attributable to NovaMed, Inc.	$1,805	$2,290	$3,319	$4,188
Add: income tax provision	1,178	1,464	2,166	2,678
Add: interest expense, net	2,253	2,082	4,532	4,266
Add: depreciation and amortization	1,282	1,441	2,614	2,820
Add: stock compensation expense	478	578	903	1,112
EBITDA	$6,996	$7,855	$13,534	$15,064

Reconciliation of net income from continuing operations attributable to NovaMed, Inc. to non-GAAP net income from continuing operations attributable to NovaMed, Inc. (1)(3):
Net income from continuing operations attributable to NovaMed, Inc.	$1,805	$2,290	$3,319	$4,188
After-tax imputed interest expense required by ASC 470-20	688	635	1,354	1,250
Non-GAAP net income from continuing operations attributable to NovaMed, Inc.	$2,493	$2,925	$4,673	$5,438

Reconciliation of diluted earnings per common share from continuing operations attributable to NovaMed, Inc. to non-GAAP diluted earnings per common share from continuing operations attributable to NovaMed, Inc. (1)(3)(4):

Diluted earnings per common share from continuing operations attributable to NovaMed, Inc.	$0.23	$0.30	$0.42	$0.54
After-tax imputed interest expense required by ASC 470-20	0.09	0.08	0.17	0.16
Non-GAAP diluted earnings per common share from continuing operations attributable to NovaMed, Inc. (5)	$0.32	$0.38	$0.60	$0.70

Computation of net cash provided by operating activities less distributions to noncontrolling interests per diluted share (1)(4):
Net cash provided by operating activities	$9,339	$12,821	$19,062	$21,740
Distributions to noncontrolling interests	(3,743)	(4,955)	(8,071)	(9,648)
Net cash provided by operating activities less distributions to
noncontrolling interests	5,596	7,866	10,991	12,092
Diluted shares outstanding	7,856	7,753	7,845	7,714
Net cash provided by operating activities less distributions to noncontrolling interests per diluted share	$0.71	$1.01	$1.40	$1.57

	June 30,	December 31,
Balance Sheet Data:	2010	2009

Cash and cash equivalents	$4,449	$3,884
Accounts receivable, net	20,081	18,673
Working capital	8,108	7,146
Total assets	245,174	247,967
Long-term debt	96,442	104,282
Total NovaMed, Inc. stockholders' equity	94,126	91,028
Noncontrolling interests	14,787	14,984

Statement of Cash Flow Data:	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$9,339	$12,821	$19,062	$21,740
Net cash provided by (used in) investing activities	$262	$(1,065)	$(33)	$(2,266)
Net cash used in financing activities	$(10,347)	$(14,240)	$(18,464)	$(21,353)

Notes:

(1)
NovaMed uses certain non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures as shown in the reconciliations provided in this press release. NovaMed believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors for the reasons noted below. There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon NovaMed's reported financial results. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in this press release.

(2)
NovaMed defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and stock compensation expense. EBITDA is a non-GAAP financial measure used by management, the health care industry and the financial community to evaluate company performance, allocate resources and measure leverage and debt service capacity. Other companies may calculate EBITDA differently than NovaMed, limiting its usefulness as a comparative measure.

(3)
NovaMed adopted ASC 470-20 effective January 1, 2009. This new accounting rule resulted in the addition of $688,000 and $635,000 in non-cash, after-tax interest expense for the three months ending June 30, 2010 and 2009, respectively and $1,354,000 and $1,250,000 in non-cash, after-tax interest expense for the six months ending June 30, 2010 and 2009, respectively. NovaMed is providing this non-GAAP financial measure to highlight to the long-term readers of its financial statements the cause of the significant reduction in its earnings from what was reported in prior years.

(4)	Adjusted for 1-for-3 reverse stock split effective June 1, 2010.

(5)	Discrepancies between the totals and the sums of the amounts listed are due to rounding.